EXHIBIT 16.1

March 4, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read Item 4.01 of Form 8-K dated February 27, 2025, of Oil States International, Inc. and are in agreement with the statements contained in the paragraphs in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained in the paragraphs in Items 4.01(b) therein.
/s/ Ernst & Young LLP